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                                                               Exhibit 99.(a)(8)

[GEORGIA-PACIFIC     IMPORTANT NOTICE TO ELIGIBLE EMPLOYEES
     LOGO]                           REGARDING
                     GEORGIA-PACIFIC'S STOCK OPTION AND SAR
                                 EXCHANGE OFFER

                                   MAY 9, 2003

WHY IS GEORGIA-PACIFIC SENDING ME THIS NOTICE?

         We wanted to send you this notice to remind you that the exchange offer is now in progress and to once again highlight the terms of the offer. If you are eligible to participate in the exchange offer, you probably have received (or will receive within the next few days) your Georgia-Pacific Stock Option and SAR Exchange Offer election package. If you have not received your package by May 14, 2003, please call EquiServe Trust Company, N.A., the exchange agent for the offer, at 1-888-700-3837 to request a new package.

WHAT ARE SOME OF THE IMPORTANT THINGS TO KEEP IN MIND AS I CONSIDER THE EXCHANGE OFFER?

         As we have mentioned previously, your participation in the exchange offer is completely voluntary. You are not obliged to participate in the exchange offer, and if you do not elect to exchange your eligible options and SARs, any options and SARs you hold will remain subject to their present terms.

         You are permitted to make or change your election at any time during the offer period, which is currently scheduled to expire at 11:59 p.m., Atlanta, Georgia Time on June 4, 2003. However, we caution you that we are expecting a high volume of traffic on our Internet and telephone election systems during the last few days of the offer period. If you wait until the end of the offer period to submit your election or change your election, you may experience slow system performance and you may have difficulty accessing these systems to submit your election. We encourage employees who make their election by mail to allow sufficient time for EquiServe's receipt of your Election Form.

         Before making your election, we once again remind you that you should carefully review the information contained in the Offer to Exchange, the other documents that we referenced in the Offer to Exchange, as well as the information set forth below, which constitutes a first supplement to the Offer to Exchange.

         IMPORTANT SUPPLEMENTAL INFORMATION HIGHLIGHTING THE TERMS OF THE EXCHANGE OFFER

o THE OFFER. We are offering you, as an eligible employee, the opportunity to make a one-time election to cancel all of your eligible stock options and exchange them for proportionally fewer shares of restricted stock. Through the offer, you also may make a one-time election to cancel all of your eligible SARs, and exchange them for proportionally fewer replacement SARs at a lower grant price. The offer currently is scheduled to expire at 11:59 p.m., Atlanta, Georgia Time, on June 4, 2003, unless we extend it. See Section 1 ("Number of Options and SARs; Eligibility; Expiration Date") of the Offer to Exchange.

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o        ELIGIBLE OPTIONS AND SARS. Outstanding options granted to eligible employees under the LTIP, SVIP, Fort James Plan and James River Plan with grant prices above $16.00 may be exchanged for a lesser number of shares of restricted stock. In addition, SARs granted in January 2001 and January 2002 under the LTAP may be exchanged for a lesser number of replacement SARs. HOWEVER, IN THE EVENT THE CLOSING PRICE OF OUR COMMON STOCK ON THE EXPIRATION DATE OF THE OFFER IS IN EXCESS OF THE GRANT PRICE OF ANY OTHERWISE ELIGIBLE OPTION OR SAR, SUCH OPTION OR SAR WILL NOT BE ELIGIBLE FOR EXCHANGE IN THE OFFER.

o EXCHANGE RATIOS. The number of shares of restricted stock and replacement SARs that you will receive for your eligible options and eligible SARs, respectively, are based on the exchange ratios we have established for the various classes of eligible options and SARs we have granted over the years. The precise exchange ratio for a particular grant of eligible options or SARs is based primarily on the Black-Scholes value of the grant and recent trading prices for our common stock. The exchange ratios for the eligible options range from
         2.0 options to be exchanged for one share of restricted stock to 5.0 options to be exchanged for one share of restricted stock. With respect to your eligible SARs granted in January 2002 and 2001, you must exchange 1.2 and 1.3 SARs, respectively, in order to receive one replacement SAR. IN EVERY CASE, YOU WILL SURRENDER MORE THAN ONE ELIGIBLE OPTION OR SAR TO RECEIVE A SINGLE SHARE OF RESTRICTED STOCK OR REPLACEMENT SAR, AS APPLICABLE. See Section 1 of the Offer to Exchange for more information.

o GRANT DATE OF RESTRICTED STOCK AND REPLACEMENT SARS. The grant date for your shares of restricted stock and replacement SARs will be the first business day following the expiration of the offer.

o GRANT PRICE FOR REPLACEMENT SARS. Consistent with all previous grants under the LTAP, the fair market value of our common stock on the grant date will establish the grant price for your replacement SARs. Consequently, the fair market value of our common stock (defined as the average of the high and low sales prices on the New York Stock Exchange) on the first business day after the exchange offer ends will establish the grant price for the replacement SARs.

o VESTING SCHEDULES. So long as you remain employed with Georgia-Pacific or one if its eligible subsidiaries, the restricted stock and replacement SARs you receive in the offer will vest in three annual installments. Twenty-five percent (25%) will vest on the first anniversary of the exchange date, twenty-five percent (25%) will vest on the second anniversary and the remaining fifty percent (50%) will vest on the third anniversary. The vesting schedule for restricted stock and replacement SARs received in the offer starts on the exchange date. THE PRIOR VESTING OF YOUR ELIGIBLE OPTIONS AND SARS WILL NOT IMPACT THE VESTING SCHEDULE OF YOUR RESTRICTED STOCK AND REPLACEMENT SARS. See Section 8 ("Source and Amount of Consideration; Terms of Restricted Stock and Replacement SARs") of the Offer to Exchange for a more information.

o TAX CONSEQUENCES OF THE OFFER. Please refer to Section 13 ("Material U.S. Federal Income Tax Consequences") of the Offer to Exchange for a summary of the tax consequences of the offer. If you are a Non-U.S. Employee, you also should refer to Section 14 ("Non-U.S. Tax Consequences") of the Offer to Exchange, and Appendix F of the Offer to Exchange, for a summary of the tax consequences of the offer.

o RISK FACTORS. You should refer to the section of the Offer to Exchange entitled "Certain Risks of Participating in the Offer," which sets forth certain risks relating to our business, environmental and asbestos matters, as well as certain risks relating specifically to the exchange offer.


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IF I HAVE ANY FURTHER QUESTIONS WHO SHOULD I CONTACT?

         If you have questions or need additional copies of the exchange offer materials, please contact EquiServe, the exchange agent for the offer, at 1-888-700-3837.